Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Announces Year-End Financial Results

Denver, Colorado, March 16, 2010 - Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE-Amex: VGZ) announced today its financial results for the year ended December 31, 2009, as filed on March 16, 2010 with the U.S. Securities and Exchange Commission and Canadian regulatory authorities in Vista’s Annual Report on Form 10-K. Our 2009 consolidated net loss was US$2.0 million or US$0.05 per share compared to the 2008 consolidated net loss of US$10.0 million or US$0.29 per share for a decrease of US$8.0 million.  The decrease of US$8.0 million in 2009 is largely due to an increase in the gain on disposal of marketable securities of US$6.9 million resulting from the sale of common shares of Allied Nevada Gold Corp. (“Allied”) which we retained in connection with the transaction that resulted in the formation of Allied and the transfer of Vista’s Nevada properties to Allied.  Also contributing to the decrease in net loss for 2009 was a gain of US$0.5 million on the repurchase of convertible notes which occurred on July 14, 2009, wherein we repurchased US$1.333 million of our senior secured convertible notes (the “Notes”) for US$0.9 million.  Other contributing factors include decreases in interest income (US$0.4 million) corporate administration and investor relations (US$0.9 million) and a decrease in the write-down of marketable securities (US$0.5 million), which was offset by an increase in the gain on currency translation (US$0.5 million); and increases in exploration, property evaluation and holding costs (US$0.4 million) and interest expense (US$0.3 million).

Net cash used in operating activities in 2009 was US$7.9 million, compared with US$7.6 million in 2008.  The increase of US$0.3 million in 2009 is mostly the result of an increase in interest payments made on June 15, 2009, July 14, 2009 (in conjunction with the repurchase of the Notes) and December 15, 2009 of US$0.6 million.  Offsetting this increase, were decreases in cash used in accounts payable, accrued liabilities and other (US$0.2 million) and cash used for other current assets (US$0.3 million).

Net cash received from investing activities in 2009 was US$3.3 million, compared with cash used from investing activities of US$26.9 million in 2008.  This increase of US$30.2 million in cash received from investing activities is due to the following:

•
A decrease in additions to plant and equipment of US$17.5 million.  As discussed below, in April 2008 the purchase of gold processing equipment to be used at our Paredones Amarillos gold project was finalized.  There were no similar equipment purchases during the 2009 period;

•
An increase in proceeds received from the sale of marketable securities of US$9.0 million.  This increase was primarily due to the sale of all 1,529,848 common shares of Allied for proceeds of US$9.0 million;

•
A decrease in additions to mineral properties of US$3.3 million. During 2008, we undertook a drilling program at the Mt. Todd gold mine and were in the process of completing a feasibility study for the Paredones Amarillos gold project.  These projects were completed during 2008;

•
A decrease in the acquisition of mineral property of US$0.5 million.  On January 24, 2008, we completed the acquisition of interests in various mineral properties adjacent to our Guadalupe de los Reyes project in Mexico.  The consideration paid by Vista for the acquisition of these interests included cash payments totaling $0.5 million.   There was no similar purchase during the year ended December 31, 2009;

•
An increase in the proceeds received upon the disposal of mineral property.  In June 2009, we sold most of the remaining patented mining claims in Colorado for US$0.2 million.  There were no similar transactions during the 2008 period; and

•	An increase in cash used for short-term investments of US$0.3 million.

Net cash provided by financing activities was US$19.8 million for the year ended December 31, 2009, compared with US$31.4 million in 2008.  The decrease of US$11.6 million is primarily the result of the completion of a public offering on September 21, 2009 and the completion of the over-allotment on September 25, 2009 in which we offered and sold an aggregate 10.12 million Common Shares, for net proceeds after commissions, legal and other fees of US$20.4 million, as compared to the proceeds of a brokered private placement on March 4, 2008 in which we offered and sold US$30.0 million in aggregate principal amount of the Notes.  Net proceeds to Vista upon completion of the Notes were US$28.3 million.

At December 31, 2009, our total assets were US$92.6 million, compared to US$75.8 million as of December 31, 2008. Long-term liabilities totaled US$25.2 million at December 31, 2009, compared to US$23.7 million at December 31, 2008.   At December 31, 2009, we had working capital of US$29.4 million, compared to US$21.2 million in 2008.

Our working capital of US$29.4 million as of December 31, 2009, increased from 2008 by US$8.2 million. The principal component of working capital for both 2009 and 2008 is cash and cash equivalents of US$28.4 million and US$13.3 million, respectively. Other components include marketable securities (2009—US$1.2 million; 2008—US$8.2 million), short-term investments (2009—US$0.3 million; 2008—$–) and other current assets (2009—US$0.5 million; 2008—US$0.6 million). The increase of US$8.2 million in working capital from 2009 to 2008 relates to the increase in cash balances from 2008 to 2009, which is partially offset by a decrease in marketable securities due to the sale of all of the common shares of Allied held by Vista.

Selected Financial Data	Years ended December 31,
US $000's, except loss per share	2009	2008
Results of operations
Net loss	$(1,942)	$(9,973)
Basic and diluted loss per share	$(0.05)	$(0.29)

Net cash used in operations	$(7,883)	$(7,638)
Net cash provided by (used in) investing activities	3,268	(26,913)
Net cash provided by financing activities	19,757	31,425

Financial position
Current assets	$30,317	$22,012
Total assets	92,573	75,765
Current liabilities	926	803
Total liabilities	26,093	24,527
Shareholders' equity	66,480	51,238

Working capital	$29,391	$21,209

Mike Richings, Executive Chairman and CEO, commented on the 2009 financials: “Our financial results continue to reflect high levels of activities at our Paredones Amarillos gold project in Baja Sur California, Mexico, and the Mt. Todd gold project in Northern Territory, Australia.  Funding for these programs in 2009 came mainly from working capital and the sale of common shares of Allied.  In anticipation of continued significant levels of activity at these projects, the Company successfully raised a total of US$20.4 million net of expenses through a common share offering completed in September 2009.  In 2009 at Mt. Todd, we increased gold resources and completed a preliminary economic assessment.  During the second half of the year we commenced work on a preliminary feasibility study for the Mt. Todd project which we hope to complete by the end of the second quarter of 2010.

At the Paredones Amarillos project, we updated the bankable feasibility study in 2009 to reflect 2009 economic conditions and we continue to advance the project in a number of key areas including ongoing discussions with potential sources of project financing and commencement of the selection process for engineering procurement and construction management services.  In February of this year, we announced our application for the Change of Forest Land Use (“CUSF”) Permit had been dismissed by Mexican Secretariat of Environment and Natural Resources (“SEMARNAT”) processing the application.  This delay is unfortunate, but we continue to work with our Mexican representatives and officials from the Mexican federal government to resolve this issue and obtain the CUSF permit required for the project.  At the same time we are undertaking other activities that will allow us to rapidly advance the project to construction and production, once the permitting is complete.”

The annual general and special meeting of Vista’s shareholders has been scheduled for Monday, May 3, 2010, at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, located at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-K for the fiscal year ending December 31, 2009, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com.   A conference call with management to review our year-end financial results for 2009 and corporate and project activities is scheduled on Monday March 22, 2010 at 11:00 a.m. EDT.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=828

This call will be archived and available at www.vistagold.com after March 22, 2010.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 675886.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions, prior to the conference call, addressed to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista has undertaken programs to advance the Paredones Amarillos gold project, located in Baja California Sur, Mexico, including a definitive feasibility study, the purchase of long delivery equipment items, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a preliminary economic assessment completed in 2009 on the Mt. Todd gold project in Australia are encouraging and Vista is undertaking a pre-feasibility study and additional resource drilling to advance the project.  Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, Yellow Pine gold project in Idaho, Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

Reported financial results in this press release are approximate.  For exact amounts please see Vista’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission and Canadian securities regulatory authorities on March 16, 2010.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the resolution of permitting matters at the Paredones Amarillos gold project, the Company’s strategy for advancement of the permitting process for the Paredones Amarillos gold project, the continuation of advancement of the Paredones Amarillos gold project, the timing for commencement of construction, development and production for the Paredones Amarillos gold project,  the potential to enhance the project economics of the Mt. Todd gold project through additional resource drilling, the timing for completion and expected results of the preliminary feasibility study on the Mt. Todd gold project, favorable effects of Mt. Todd project economics, the results of the preliminary economic assessment on the Mt. Todd gold project, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty regarding the amendment and re-filing of the CUSF, uncertainty regarding SEMARNAT’s review of the amended CUSF application, risks related to the Company’s failure to obtain approval of the CUSF and begin construction of its Paredones Project, including unanticipated delays in beginning construction of the project due to a lack of obtaining the CUSF and the possible reduction of mineral reserves to mineral resources, uncertainty regarding potential court action against SEMARNAT in relation to the dismissal of the CUSF application and risks related to the outcome of such court action, including failure to receive approval of the CUSF application, uncertainty regarding the Company’s legal challenges to SEMARNAT’s issues with the CUSF and SEMARNAT’s authority in reviewing the CUSF application, uncertainty and risks regarding any political factors influencing the approval of the CUSF, possible impairment or write down of the carrying value of the Paredones Amarillos gold project if the CUSF is not granted,  uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks relating to delays in the completion of the drilling program, risks related to the adequacy of the design of the drilling program, risk regarding the  preliminary feasibility study for the Mt. Todd gold project, risks relating to the delays at the Mt. Todd gold project, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to repayment of debt, risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.